Exhibit 99.1

NEWS RELEASE

Media Contact:

Doug Kline

Sempra Energy

(877) 340-8875

www.sempra.com

Financial Contact:

Patrick Billings

Sempra Energy

(877) 736-7727

investor@sempra.com

SEMPRA ENERGY ANNOUNCES
SECOND-QUARTER 2016 EARNINGS

•

California Utilities Receive Final Rate Case Decision Consistent with Settlement Agreements

•

Mexican Unit Wins Marine Pipeline Bid Jointly with TransCanada; Acquisition of PEMEX Stake in Joint Venture Advances

•

Company Reaffirms 2016 Adjusted Earnings Guidance

SAN DIEGO, Aug. 4, 2016 – Sempra Energy (NYSE: SRE) today reported second-quarter 2016 earnings of $16 million, or $0.06 per diluted share, compared with $295 million, or $1.17 per diluted share, in the second quarter 2015.

These results reflect certain significant items as described in the following table of GAAP earnings, reconciled to adjusted earnings, for the second quarter and first six months of 2016 and 2015:

(Unaudited; Dollars, except EPS, and shares, in millions)	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
GAAP Earnings	$ 16	$ 295	$ 335	$ 732
Loss Related to Rockies Express Pipeline Sale	-	-	27	-
Permanent Releases of Pipeline Capacity	123	-	123	-
Tax Repairs Adjustments Related to General Rate Case	80	-	80	-
Retroactive Q1-16 Benefit from General Rate Case	(21)	-	-	-
Deferred Tax Associated with TdM Power Plant Held for Sale	2	-	26	-
Adjustment to Loss on SONGS Plant Closure	-	-	-	(13)
Gain on Sale of Mesquite Power Block 2	-	(36)	-	(36)
Adjusted Earnings[1]	$ 200	$ 259	$ 591	$ 683
Diluted weighted-average shares outstanding	252	251	252	251
GAAP EPS	$ 0.06	$ 1.17	$ 1.33	$ 2.91
Adjusted EPS[1]	$ 0.79	$ 1.03	$ 2.35	$ 2.72

(1) Sempra Energy adjusted earnings and adjusted EPS are non-GAAP financial measures. See Table A in the second quarter financial tables for information regarding non-GAAP financial measures and descriptions of adjustments above. Adjusted earnings and adjusted EPS for the three months and six months ended June 30, 2015 have been revised to include after-tax LNG development expenses of $1 million and $5 million, respectively, for consistency with the comparable periods in 2016. LNG development expenses are included in adjusted earnings in 2016.

Adjusted earnings in the second quarter 2016 were $200 million, or $0.79 per diluted share, compared with $259 million, or $1.03 per diluted share, in the second quarter 2015. The lower adjusted earnings in this year’s second quarter were due primarily to $19 million of after-tax losses in the second quarter 2016, compared with gains of $5 million after-tax in second quarter 2015, both resulting from natural gas price movements on inventories sold forward at Sempra U.S. Gas & Power.  The majority of these losses related to natural gas prices are expected to reverse by year-end.  Additional items impacting second-quarter 2016 results were lower equity earnings of $8 million after tax related to the sale of the company’s stake in the Rockies Express Pipeline (REX) and recording by Southern California Gas Co. (SoCalGas) of an after-tax impairment of $13 million associated with the final decision by the California Public Utilities Commission (CPUC) on the proposed North-South Pipeline.  In last year’s second quarter, SoCalGas had $13 million higher after-tax earnings from a retroactive rate base increase approved by the CPUC in April 2015.

Sempra Energy’s earnings for the first six months of 2016 were $335 million, or $1.33 per diluted share, compared with $732 million, or $2.91 per diluted share, in the first six months of 2015.  Adjusted earnings for the first six months of 2016 were $591 million, or $2.35 per diluted share, compared with $683 million, or $2.72 per diluted share, in the same period last year.

 On June 23, the CPUC issued a final General Rate Case decision for San Diego Gas & Electric (SDG&E) and SoCalGas for 2016-18 that, largely, was consistent with the settlement agreements entered into last year by the two utilities.  The impact of the 2016 authorized margin now has been recorded retroactive to Jan. 1, 2016.

“We are pleased to have received the final rate case decision for our California utilities from the CPUC and to have completed the sale of our stake in the Rockies Express Pipeline during the quarter,” said Debra L. Reed, chairman and CEO of Sempra Energy.  “With the addition of the Mexican marine pipeline and the acquisition of a new wind farm in Michigan, we continue to add new projects both domestically and internationally that support our long-term growth strategy.  We expect to meet our adjusted earnings-per-share guidance for 2016 of $4.60 to $5 and to achieve approximately 12-percent compound annual adjusted earnings-per-share growth from 2016 through 2020.”

CALIFORNIA UTILITIES

San Diego Gas & Electric

Second-quarter 2016 earnings for SDG&E were $100 million, compared with $126 million in the second quarter 2015.  In the most recent quarter, due to the final General Rate Case decision, SDG&E recorded a $31 million after-tax refund to ratepayers of benefits from tax repairs deductions, offset by a $9 million after-tax retroactive benefit for first-quarter 2016 earnings.

For the first six months of 2016, SDG&E’s earnings were $229 million, compared with $273 million in the same period last year.

Southern California Gas Co.

In the second quarter 2016, SoCalGas recorded a net loss of $1 million, compared with earnings of $70 million in last year’s second quarter.  In the most recent quarter, due to the final General Rate Case decision, SoCalGas recorded a $49 million after-tax refund to ratepayers of benefits from tax repairs deductions, offset by a $12 million after-tax retroactive benefit for first-quarter 2016 earnings.  SoCalGas also recorded an after-tax impairment of $13 million in the second quarter 2016 related to the CPUC’s recent decision denying the proposed North-South Pipeline.

In the first half of 2016, SoCalGas’ earnings were $194 million, compared with $284 million in the first half of 2015.

SoCalGas today said its updated estimate of certain costs related to the Aliso Canyon natural gas leak is $717 million, $679 million of which has been recorded as an insurance receivable at June 30, 2016.  SoCalGas has begun collecting insurance recoveries, with $34 million collected to date.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the second quarter 2016, Sempra South American Utilities had earnings of $43 million, compared with $45 million in the second quarter 2015.

For the first six months of 2016, earnings for Sempra South American Utilities were $81 million, compared with $86 million in the first six months last year.

Sempra Mexico

Sempra Mexico’s second-quarter earnings increased to $57 million in 2016 from $50 million in 2015, due primarily to favorable foreign currency effects.

For the first six months of 2016, Sempra Mexico had earnings of $74 million, compared with $97 million in the same period last year, primarily due to a $26 million deferred tax charge in 2016 associated with holding the Termoeléctrica de Mexicali power plant for sale.

Last month, Sempra Energy’s Mexican subsidiary, IEnova, announced a restructured agreement to purchase PEMEX’s 50-percent interest in its joint venture. Originally announced last year, the estimated $1.1 billion transaction involves IEnova’s acquisition from the joint venture of three natural gas pipelines, an ethane pipeline, a liquid petroleum gas (LPG) pipeline and a LPG storage terminal.  The transaction is expected to close in the third quarter 2016, subject to regulatory approvals and customary closing conditions.

In June, IEnova announced that its Infraestructura Marina del Golfo joint venture with TransCanada Corp. – owned 60 percent by TransCanada and 40 percent by IEnova – was awarded a contract by Mexico’s Comisión Federal de Electricidad (CFE) to build, own and operate a 497-mile, $2.1 billion marine pipeline to transport natural gas between Tuxpan, Veracruz, and Brownsville, Texas. The project, which has an anticipated in-service date of late 2018, will provide natural gas to new and existing CFE power plants under a 25-year capacity contract.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Second-quarter 2016 earnings for Sempra Renewables were $12 million, compared with $19 million in 2015, due primarily to lower investment tax credits from solar projects placed into service last year.

In the first half of 2016, earnings for Sempra Renewables were $25 million, compared with $32 million in the first half of last year, due primarily to the lower investment tax credits.

Last month, Sempra U.S. Gas & Power announced its acquisition of the 100-megawatt Apple Blossom wind project in Michigan from Geronimo Energy, LLC.  The project, fully contracted under a 15-year agreement, is expected to be completed by year-end 2017.

Sempra Natural Gas

In the second quarter 2016, Sempra Natural Gas recorded a net loss of $149 million, compared with earnings of $40 million in the second quarter 2015, due primarily to three factors:  a $123 million after-tax loss on permanent releases of pipeline capacity; $8 million in lower equity earnings after tax, due to the sale of Sempra U.S. Gas & Power’s 25-percent stake in the REX Pipeline; and $19 million in after-tax losses in the second quarter 2016, compared with after-tax gains of $5 million in second quarter 2015, both resulting from natural gas price movements on inventories sold forward. The company expects the majority of these losses related to natural gas prices will be reversed by year-end. The REX sale was completed in May with cash proceeds of $443 million.  In last year’s second quarter, Sempra Natural Gas recorded a $36 million after-tax gain related to the sale of the second block of the Mesquite Power facility.

For the first six months of 2016, Sempra Natural Gas recorded a net loss of $185 million, compared with earnings of $42 million in the first six months of 2015.

2016 ADJUSTED EARNINGS GUIDANCE

Sempra Energy today reaffirmed its 2016 adjusted earnings-per-share guidance range of $4.60 to $5.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 1077410.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted earnings per share for both the second quarter and first six months of 2016 and 2015.  Sempra Energy’s adjusted earnings guidance for 2016, along with the projected adjusted earnings-per-share compound annual growth rate from 2016 to 2020, also are non-GAAP financial measures. Information regarding these non-GAAP measures is in the appendix on Table A of the second-quarter financial tables.

Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2015 revenues of more than $10 billion. The Sempra Energy companies' 17,000 employees serve more than 32 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like "believes," "expects," "anticipates," "plans," "estimates,"  "projects," "forecasts," "contemplates," "intends," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "potential," "possible,"  "proposed,"  "target," "pursue," "goals," "outlook," "maintain," or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.

Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:  local, regional, national and international economic, competitive, political, legislative, legal and regulatory conditions, decisions and developments; actions and the timing of actions, including general rate case decisions, new regulations, issuances of permits to construct, operate and maintain facilities and equipment and to use land, franchise agreements and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, California Air Resources Board, South Coast Air Quality Management District, Los Angeles County Department of Public Health, Mexican Competition Commission, states, cities and counties, and other regulatory and governmental bodies in the countries in which we operate; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis, risks in obtaining the consent of our partners, and risks in obtaining adequate and competitive financing for such projects; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers, and delays in, or disallowance or denial of, regulatory agency authorization to recover costs in rates from customers; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, moratoriums on the ability to withdraw natural gas from or inject natural gas into storage facilities, pipeline explosions and equipment failures; energy markets; the timing and extent of changes and volatility in commodity prices; the impact on the value of our natural gas storage and related assets and our investments from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest, and risks that our partners or counterparties will be unable (due to liquidity issues, bankruptcy or otherwise) or unwilling to fulfill their contractual commitments; weather conditions, natural disasters, catastrophic accidents, equipment failures, terrorist attacks and other events that may disrupt our operations, damage our facilities and systems, cause the release of greenhouse gasses, radioactive materials and harmful emissions, and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits) or may be disputed by insurers; cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; failure to obtain regulatory approval for projects required to enhance safety and reliability; the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects; capital markets conditions, including the availability of credit and liquidity of our investments, and inflation, interest and currency exchange rates; disallowance of regulatory assets associated with, or decommissioning costs of, the San Onofre Nuclear Generating Station facility due to increased regulatory oversight, including motions to modify settlements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company's (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources and increased reliance on natural gas and natural gas transmission systems; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E's electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com. Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not regulated by the California Public Utilities Commission. Sempra International's underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power's underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions, except per share amounts)	2016	2015	2016	2015
	(unaudited)
REVENUES
Utilities	$ 1,994	$ 2,133	$ 4,436	$ 4,555
Energy-related businesses	162	234	342	494
Total revenues	2,156	2,367	4,778	5,049
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(183)	(239)	(494)	(585)
Cost of electric fuel and purchased power	(561)	(498)	(1,076)	(979)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(62)	(73)	(118)	(171)
Other cost of sales	(226)	(42)	(261)	(77)
Operation and maintenance	(727)	(713)	(1,428)	(1,371)
Depreciation and amortization	(314)	(307)	(642)	(610)
Franchise fees and other taxes	(96)	(96)	(207)	(203)
Plant closure adjustment	―	―	―	21
Gain on sale of assets	―	62	―	62
Equity earnings (losses), before income tax	14	27	(8)	46
Other income, net	23	37	72	76
Interest income	6	10	12	17
Interest expense	(142)	(139)	(285)	(273)
(Loss) income before income taxes and equity earnings
of certain unconsolidated subsidiaries	(112)	396	343	1,002
Income tax benefit (expense)	106	(98)	(36)	(261)
Equity earnings, net of income tax	33	22	50	37
Net income	27	320	357	778
Earnings attributable to noncontrolling interests	(10)	(24)	(21)	(45)
Preferred dividends of subsidiary	(1)	(1)	(1)	(1)
Earnings	$ 16	$ 295	$ 335	$ 732

Basic earnings per common share	$ 0.06	$ 1.19	$ 1.34	$ 2.95
Weighted-average number of shares outstanding, basic (thousands)	250,096	248,108	249,915	247,916

Diluted earnings per common share	$ 0.06	$ 1.17	$ 1.33	$ 2.91
Weighted-average number of shares outstanding, diluted (thousands)	251,938	251,491	251,686	251,264

Dividends declared per share of common stock	$ 0.75	$ 0.70	$ 1.51	$ 1.40

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Common Share exclude after-tax items in 2016 and 2015 as follows:

Three months ended June 30, 2016:
•	$(123) million losses from the permanent release of pipeline capacity at Sempra Natural Gas
•	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final
Decision (2016 GRC FD) at the California Utilities
•	$21 million incremental revenue increases for the first quarter of 2016 from the retroactive application of the 2016 GRC FD at the California Utilities
•	$(2) million deferred income tax expense related to our decision to hold Sempra Mexico's Termoeléctrica de Mexicali (TdM) natural gas-fired power plant for sale

Three months ended June 30, 2015:
•	$36 million gain on the sale of the remaining block of the Mesquite Power plant

Six months ended June 30, 2016:
•	$(123) million losses from the permanent release of pipeline capacity at Sempra Natural Gas
•	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 GRC FD at the California Utilities
•	$(27) million impairment charge related to Sempra Natural Gas' investment in Rockies Express
•	$(26) million deferred income tax expense related to our decision to hold the TdM power plant for sale

Six months ended June 30, 2015:
•	$36 million gain on the sale of the remaining block of the Mesquite Power plant
•	$13 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS) due to California Public Utilities Commission (CPUC)
approval of a compliance filing related to San Diego Gas & Electric Company's (SDG&E) authorized recovery of its investment in SONGS

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2016 to 2015 and to future periods, and also as a base for projection of future earnings-per-share compound annual growth rate (EPS CAGR) from 2016 to 2020. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax	Income tax	After-tax		Pretax		Income tax	After-tax
	amount	(benefit) expense (1)	amount		amount		(benefit) expense (1)	amount
(Dollars in millions, except per share amounts)	Three months ended June 30, 2016				Three months ended June 30, 2015
Sempra Energy GAAP Earnings			$16					$295
Exclude:
Permanent release of pipeline capacity	$206	$(83)	123	$	―	$	―	―
SDG&E tax repairs adjustments related to 2016 GRC FD	52	(21)	31		―		―	―
SoCalGas tax repairs adjustments related to 2016 GRC FD	83	(34)	49		―		―	―
SDG&E retroactive impact of 2016 GRC FD for first-quarter 2016	(15)	6	(9)		―		―	―
SoCalGas retroactive impact of 2016 GRC FD for first-quarter 2016	(20)	8	(12)		―		―	―
Deferred income tax expense associated with TdM	―	2	2		―		―	―
Gain on sale of Mesquite Power block 2	―	―	―		(61)		25	(36)
Sempra Energy Adjusted Earnings			$200					$259	(2)

Diluted earnings per common share:
Sempra Energy GAAP Earnings			$0.06					$1.17
Sempra Energy Adjusted Earnings			$0.79					$1.03	(2)
Weighted-average number of shares outstanding, diluted (thousands)			251,938					251,491

	Six months ended June 30, 2016				Six months ended June 30, 2015
Sempra Energy GAAP Earnings			$335					$732
Exclude:
Permanent release of pipeline capacity	$206	$(83)	123	$	―	$	―	―
SDG&E tax repairs adjustments related to 2016 GRC FD	52	(21)	31		―		―	―
SoCalGas tax repairs adjustments related to 2016 GRC FD	83	(34)	49		―		―	―
Impairment of investment in Rockies Express	44	(17)	27		―		―	―
Deferred income tax expense associated with TdM	―	26	26		―		―	―
Gain on sale of Mesquite Power block 2	―	―	―		(61)		25	(36)
SONGS plant closure adjustment	―	―	―		(21)		8	(13)
Sempra Energy Adjusted Earnings			$591					$683	(2)

Diluted earnings per common share:
Sempra Energy GAAP Earnings			$1.33					$2.91
Sempra Energy Adjusted Earnings			$2.35					$2.72	(2)
Weighted-average number of shares outstanding, diluted (thousands)			251,686					251,264
(1)	Income taxes were calculated based on applicable statutory tax rates, except for adjustments that are solely income tax.
(2)	Adjusted earnings and adjusted earnings per share for the three months and six months ended June 30, 2015 have been revised to include after-tax LNG development expenses of $1 million and $5 million, respectively, for consistency with the comparable periods in 2016. LNG development expenses are included in adjusted earnings in 2016.

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

SEMPRA ENERGY 2016 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE AND PROJECTED ADJUSTED EARNINGS-PER-SHARE
COMPOUND ANNUAL GROWTH RATE (CAGR) FOR THE PERIOD 2016 THROUGH 2020 (Unaudited)

Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance Range of $4.60 to $5.00 excludes:
•	any potential gain, which is expected to be significant, from the remeasurement of our equity method investment in Gasoductos de Chihuahua (GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with the pending acquisition by IEnova of PEMEX’s 50-percent interest in GdC;
•	any earnings impact from any transaction to sell the TdM natural gas-fired power plant in Mexico, including the $26 million deferred income tax expense recorded in the six months ended June 30, 2016;
•	the $123 million after-tax charge ($206 million pretax) recorded in the second quarter of 2016 from Sempra Natural Gas' permanent release of pipeline capacity;
•	$80 million after-tax charges ($135 million pretax) from adjustments recorded in the second quarter of 2016 related to tax repairs at the California
Utilities as a result of the 2016 General Rate Case Final Decision (2016 GRC FD);
•	approximately $70 million expected after-tax gain (approximately $117 million pretax) from the pending sale of EnergySouth Inc., the parent company of Mobile Gas and Willmut Gas;
•	the $27 million after-tax Rockies Express impairment charge ($44 million pretax) recorded in the first quarter of 2016; and
•	any impact from the adoption of new accounting standards in 2016.

Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and nature of the excluded items, management believes this non-GAAP measure provides better clarity into the ongoing results of the business and the comparability of such results to prior and future periods and also as a base for projected earnings-per-share CAGR. Projected Adjusted Earnings-Per-Share CAGR for 2016-2020 is a non-GAAP financial measure because it is based on the 2016 Adjusted Earnings Guidance Range. Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to diluted earnings per share determined in accordance with GAAP. As the operating assets that will be included in the GdC transaction are yet to be confirmed by the applicable Mexican regulatory authority, and the valuation of such assets is not finalized, a gain cannot be reasonably estimated at this time. In addition, an agreement for the sale of the TdM plant has yet to be obtained. As a result, any potential earnings impact, other than the TdM deferred income tax expense recorded in the first six months of 2016, from these transactions cannot be reasonably estimated at this time. We are also not able to estimate the impact from the adoption of new accounting standards in 2016 through 2020, including Accounting Standards Update (ASU) 2016-09, “Improvements to Employee Share-Based Payment Accounting,” ASU 2014-09, “Revenue from Contracts with Customers” and related clarifying ASUs and ASU 2012-02, “Leases.” Accordingly, we are not able to provide a corresponding GAAP equivalent to our 2016 Adjusted Earnings-Per-Share Guidance or our Projected Adjusted Earnings-Per-Share CAGR from 2016 to 2020.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2016	2015(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 616	$ 403
Restricted cash	17	27
Accounts receivable, net	1,134	1,473
Due from unconsolidated affiliates	6	6
Income taxes receivable	36	30
Inventories	270	298
Regulatory balancing accounts – undercollected	336	307
Fixed-price contracts and other derivatives	65	80
Assets held for sale	654	―
Other	207	267
Total current assets	3,341	2,891

Other assets:
Restricted cash	18	20
Due from unconsolidated affiliates	192	186
Regulatory assets	3,353	3,273
Nuclear decommissioning trusts	1,103	1,063
Investments	2,267	2,905
Goodwill	786	819
Other intangible assets	399	404
Dedicated assets in support of certain benefit plans	436	464
Insurance receivable for Aliso Canyon costs	679	325
Sundry	806	761
Total other assets	10,039	10,220
Property, plant and equipment, net	29,495	28,039
Total assets	$ 42,875	$ 41,150

Liabilities and Equity
Current liabilities:
Short-term debt	$ 1,777	$ 622
Accounts payable	1,241	1,275
Due to unconsolidated affiliates	8	14
Dividends and interest payable	314	303
Accrued compensation and benefits	289	423
Regulatory balancing accounts – overcollected	120	34
Current portion of long-term debt	907	907
Fixed-price contracts and other derivatives	54	56
Customer deposits	150	153
Reserve for Aliso Canyon costs	117	274
Liabilities held for sale	222	―
Other	481	551
Total current liabilities	5,680	4,612
Long-term debt	13,178	13,134

Deferred credits and other liabilities:
Customer advances for construction	152	149
Pension and other postretirement benefit plan obligations, net of plan assets	1,171	1,152
Deferred income taxes	3,071	3,157
Deferred investment tax credits	32	32
Regulatory liabilities arising from removal obligations	2,891	2,793
Asset retirement obligations	2,491	2,126
Fixed-price contracts and other derivatives	262	240
Deferred credits and other	1,384	1,176
Total deferred credits and other liabilities	11,454	10,825
Equity:
Total Sempra Energy shareholders’ equity	11,781	11,809
Preferred stock of subsidiary	20	20
Other noncontrolling interests	762	750
Total equity	12,563	12,579
Total liabilities and equity	$ 42,875	$ 41,150

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2016	2015
	(unaudited)
Cash Flows from Operating Activities
Net income	$ 357	$ 778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	642	610
Deferred income taxes and investment tax credits	(42)	203
Gain on sale of assets	―	(62)
Plant closure adjustment	―	(21)
Equity earnings	(42)	(83)
Fixed-price contracts and other derivatives	41	―
Other	33	(8)
Net change in other working capital components	167	(116)
Insurance receivable for Aliso Canyon costs	(354)	―
Changes in other assets	(67)	(89)
Changes in other liabilities	147	7
Net cash provided by operating activities	882	1,219

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,006)	(1,466)
Expenditures for investments and acquisition of business	(46)	(161)
Proceeds from sale of assets	443	347
Distributions from investments	12	9
Purchases of nuclear decommissioning and other trust assets	(206)	(229)
Proceeds from sales by nuclear decommissioning and other trusts	204	221
Increases in restricted cash	(32)	(34)
Decreases in restricted cash	44	49
Advances to unconsolidated affiliates	(9)	(20)
Repayments of advances to unconsolidated affiliates	9	74
Other	(6)	9
Net cash used in investing activities	(1,593)	(1,201)

Cash Flows from Financing Activities
Common dividends paid	(335)	(308)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	29	31
Repurchases of common stock	(54)	(66)
Issuances of debt (maturities greater than 90 days)	1,384	1,547
Payments on debt (maturities greater than 90 days)	(986)	(846)
Increase (decrease) in short-term debt, net	865	(339)
Net distributions to noncontrolling interests	(10)	(14)
Tax benefit related to share-based compensation	34	52
Other	(10)	(6)
Net cash provided by financing activities	916	50

Effect of exchange rate changes on cash and cash equivalents	8	(2)

Increase in cash and cash equivalents	213	66
Cash and cash equivalents, January 1	403	570
Cash and cash equivalents, June 30	$ 616	$ 636

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2016	2015	2016	2015
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 100	$ 126	$ 229	$ 273
Southern California Gas	(1)	70	194	284
Sempra International:
Sempra South American Utilities	43	45	81	86
Sempra Mexico	57	50	74	97
Sempra U.S. Gas & Power:
Sempra Renewables	12	19	25	32
Sempra Natural Gas	(149)	40	(185)	42
Parent and other	(46)	(55)	(83)	(82)
Earnings	$ 16	$ 295	$ 335	$ 732

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2016	2015	2016	2015
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 273	$ 245	$ 602	$ 600
Southern California Gas	310	288	650	603
Sempra International:
Sempra South American Utilities	39	35	82	66
Sempra Mexico	100	65	140	120
Sempra U.S. Gas & Power:
Sempra Renewables	279	19	478	41
Sempra Natural Gas	45	144	92	169
Parent and other	5	17	8	28
Consolidated Capital Expenditures and Investments	$ 1,051	$ 813	$ 2,052	$ 1,627

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
UTILITIES	2016	2015	2016	2015

California Utilities - SDG&E and SoCalGas
Gas Sales (Bcf)(1)	73	73	186	172
Transportation (Bcf)(1)	144	145	292	300
Total Deliveries (Bcf)(1)	217	218	478	472
Total Gas Customers (Thousands)			6,789	6,753

Electric Sales (Millions of kWhs)(1)	3,512	3,644	7,285	7,476
Direct Access (Millions of kWhs)	772	829	1,606	1,696
Total Deliveries (Millions of kWhs)(1)	4,284	4,473	8,891	9,172
Total Electric Customers (Thousands)			1,429	1,421

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico	7	6	15	13
Mobile Gas(2)	11	11	24	24
Willmut Gas	1	1	2	2
Natural Gas Customers (Thousands)
Sempra Mexico			116	110
Mobile Gas(2)			85	85
Willmut Gas			19	19
Electric Sales (Millions of kWhs)
Peru	1,887	1,918	3,836	3,841
Chile	682	704	1,481	1,496
Electric Customers (Thousands)
Peru			1,065	1,042
Chile			679	665

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	604	733	1,132	1,643

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	725	762	1,492	1,489
Sempra Natural Gas(4)	243	440	464	1,813

(1) Includes intercompany sales.
(2) Includes transportation.
(3)

Includes 50 percent of total power sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.

(4)	Sempra Natural Gas sold the remaining 625-megawatt block of its Mesquite Power natural gas-fired power plant in April 2015.